Exhibit 99.1

News Release

Contact:
Brad Cohen
Public Relations
Quantum Corp.
+1 (408) 944-4044
brad.cohen@quantum.com

Brinlea Johnson or Allise Furlani
Investor Relations
The Blueshirt Group
+1 (212) 331-8424 or +1 (212) 331-8433
brinlea@blueshirtgroup.com or allise@blueshirtgroup.com

For Release: Feb. 8, 2018 5:00 a.m. PST

Quantum Corporation Postpones Earnings Conference Call

SAN JOSE, Calif. - Feb. 8, 2018 - Quantum Corp. (NYSE: QTM) today announced that it is postponing release of its fiscal third quarter 2018 results and its earnings conference call, which were scheduled for this afternoon. The company is taking this action so that Quantum’s audit committee, in keeping with its strong corporate governance practices, can complete an investigation into accounting matters and related internal controls that were raised in response to a recent inquiry by the Securities and Exchange Commission (SEC). In the meantime, the company provided an update on its ongoing business transformation and cost savings initiative, including the acceleration of certain cost reduction actions announced last November. Quantum also announced that the company and its senior lenders have signed a term sheet to provide additional financial flexibility under its credit facility.

Postponement of Quarterly Results and Conference Call
On Jan. 11, 2018, Quantum received a subpoena from the SEC regarding its accounting practices and internal controls related to revenue recognition for transactions commencing April 1, 2016. Following receipt of the SEC subpoena, the company’s audit committee began an independent investigation with the assistance of independent advisors, which is currently in process. Because the audit committee’s investigation is ongoing, Quantum decided it was prudent to postpone its quarterly results release and conference call, pending conclusion of the investigation. The company is cooperating with the SEC and cannot predict the timing of completion or outcome of either the audit committee’s investigation or the SEC’s inquiry at this time.

Update on Transformation and Cost Savings Initiative

In November 2017, Quantum committed to begin a cost reduction initiative that would generate up to $35 million in annualized run rate savings exiting fiscal 2019. Today the company reported that it is executing ahead of plan and now expects to enter fiscal 2019 with at least $35 million in annualized run rate savings - thereby realizing the full savings a year earlier.

“As part of our multiyear transformation work, we have now identified further efficiencies to rationalize our cost structure and improve our go-to-market strategy so that we can better capitalize on the strengths of our technology and solutions,” said Patrick Dennis, president and CEO of Quantum. “This reflects my focus since joining Quantum a few weeks ago - moving quickly to ensure that our top priority is achieving sustained profitability while continuing to deliver for our customers.”

Additional Flexibility Under Quantum’s Credit Facility
Quantum also reported today that the company and its senior lenders have signed a term sheet designed to create additional flexibility under the company’s credit facility that would address recent covenant violations and provide the time and ability for the company to fully execute its business transformation. Quantum expects this flexibility would also give the company the resources it needs to meet working capital requirements for the foreseeable future. The term sheet is subject to completion of a definitive agreement on the amended credit facility, which will be filed as required.

“Our lenders have been extremely supportive of our ongoing efforts to relax covenant requirements, free restricted cash and allow retroactive application of cost savings for covenant calculations to provide additional cushion,” said Fuad Ahmad, senior vice president and CFO of Quantum.

About Quantum
Quantum is a leading expert in scale-out tiered storage, archive and data protection, providing solutions for capturing, sharing, managing and preserving digital assets over the entire data lifecycle. From small businesses to major enterprises, more than 100,000 customers have trusted Quantum to address their most demanding data workflow challenges. Quantum’s end-to-end, tiered storage foundation enables customers to maximize the value of their data by making it accessible whenever and wherever needed, retaining it indefinitely and reducing total cost and complexity. See how at www.quantum.com/customerstories.
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Quantum and the Quantum logo are registered trademarks of Quantum Corporation and its affiliates in the United States and/or other countries. All other trademarks are the property of their respective owners.

“Safe Harbor” Statement: This press release contains “forward-looking” statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Specifically, but without limitation, statements relating to: i) the SEC subpoena and audit committee investigation; ii) our cost reduction initiative and expected annualized cost savings for Fiscal 2018 and Fiscal 2019; iii) our business plans and growth strategies; iv) the amendment of our credit facility and our expectation that the proposed amendment will give us more financial and operational flexibility; and v) our expectations regarding capital resources and working capital requirements are forward-looking statements within the meaning of the Safe Harbor. All forward-looking statements in this press release are based on information available to Quantum on the date hereof. These statements involve known and unknown risks, uncertainties and other factors that may cause Quantum’s actual results to differ materially from those implied by the forward-looking statements. More detailed information about these risk factors are set forth in Quantum’s filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled “Risk Factors,” in Quantum’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 1, 2017 and in Quantum’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2017. Quantum expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.